EXHIBIT 10.05
Execution Copy
Symantec Corporation
January 26, 2007
Gregory Butterfield
1360 Grove Drive
Alpine, UT 84004
Dear Greg,
     On behalf of Symantec Corporation (“Symantec”), I am pleased to offer you employment as set forth in this letter agreement (this “Agreement”), contingent upon successful completion of your background checks and effective at the closing (the “Closing Date”) of the acquisition of Altiris, Inc. (“Altiris”) by Symantec (the “Acquisition”) contemplated by the Agreement and Plan of Merger dated on or about January 26, 2007 (the “Acquisition Agreement”) by and among Symantec, Atlas Merger Corp. and Altiris.
1. Your Position
     Your title will be Group President of the Altiris Division and you will report directly to the Chief Executive Officer of Symantec.
2. Compensation and Benefits
     Your starting annual base salary will be $450,000, less all applicable deductions and withholding, and you will be eligible for an annual focal (performance) review for the purpose of reviewing annual raises of base salary and increases in incentive compensation. You will be eligible to participate in the Symantec Corporation Variable Pay Plan, which pays annually, based upon our success and your individual performance, with your annual target bonus thereunder to be set at 80% of your annual base salary (the “Target Bonus”), and any other incentive plans for which similarly situated executives of Symantec are eligible.
     In addition, you will be eligible for all of Symantec’s employee benefits, benefit plans and programs for which Symantec U.S. executives at your same grade are eligible and you will be entitled to all perquisites of other Symantec U.S. executives at your same grade. Please note that Altiris’ benefits will continue until you are eligible to enroll and participate in Symantec’s benefits.
3. Symantec Option Grant
     Promptly following the Closing Date, you will be granted a non-qualified stock option to purchase 115,000 shares (the “Symantec Option”) of common stock of Symantec (the “Symantec Common Stock”) under the Symantec 2004 Equity Incentive Plan (the “Symantec Plan”). The option exercise price will be the closing price of the Symantec Common Stock on the NASDAQ Global Market on the option grant date. Subject to your continued employment with Symantec, the Symantec Option will vest over a four-year period starting from the Closing

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Date at the rate of 50% of the shares subject to the Symantec Option on the two year anniversary of the Closing Date and the balance in a series of 24 successive equal monthly installments upon your completion of each additional month of employment with Symantec thereafter and will not be subject to acceleration for any reason except as set forth in Section 7 hereof. You will be eligible for future Symantec options in the sole discretion of the Symantec Compensation Committee.
4. Symantec Restricted Stock Units
     Promptly following the Closing Date, you will be granted 50,000 restricted stock units (“Symantec RSUs”) under the Symantec Plan. Symantec shall issue to you the shares of Symantec Common Stock underlying the Symantec RSU within ninety (90) days following the date on which such Symantec RSU vests. Subject to your continued employment with Symantec, the Symantec RSU will vest over a four-year period starting from the Closing Date at the rate of (a) 50% of the shares subject to the Symantec RSUs on the two year anniversary of the Closing Date, (b) 25% of the shares subject to the Symantec RSUs on the three year anniversary of the Closing Date and (c) the balance of the shares subject to the Symantec RSUs on the four year anniversary of the Closing Date, in each case upon your completion of each additional year of employment with Symantec thereafter and will not be subject to acceleration for any reason except as set forth in Section 7 hereof. You will be eligible for future Symantec RSUs in the sole discretion of the Symantec Compensation Committee.
5. Duration of Employment
     Either you or Symantec may terminate your employment at any time for any reason, with or without “Cause” (as defined below), by giving written notice of such termination, subject to the terms specified below in Section 8 (Definitions). Any statements or representation to the contrary (and, indeed any statements contradicting any provisions of this Agreement) should be regarded by you as ineffective. Participation in any of Symantec’s stock option or benefit programs is not to be regarded as assurance of continued employment for any particular period of time.
6. Retention Package
     You will be entitled to receive a total cash payment of $900,000 (the “Retention Payment”), which shall be paid in full promptly following the second-year anniversary of the Closing Date provided you remain actively employed with Symantec on such date.
7. Termination without Cause or Resignation for Good Reason
     (a) If Symantec terminates your employment other than for Cause (as defined in your Employment Agreement with Altiris dated July 26, 2006 (the “Altiris Employment Agreement”) excluding subsection (iv) of such defintion), you resign your employment with Symantec for Good Reason (as defined below), you die, or you suffer a Disability (as defined in your Altiris Employment Agreement) within two (2) years following the Closing Date, and you execute and do not revoke a standard release of claims in favor of Symantec (the “Release”), then each stock option, restricted share award or other equity award granted to you by Altiris prior to the date the Acquisition Agreement was executed (the “Altiris Awards”) shall fully vest

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and become exercisable and any right of repurchase in favor of Symantec fully lapse (the “Altiris Awards Acceleration”) to the extent not previously vested in accordance with Section 7(e) hereof.
     (b) If Symantec terminates your employment other than for Cause (as defined in your Altiris Employment Agreement excluding subsection (iv) of such defintion), you resign your employment with Symantec for Good Reason (as defined below), you die, or you suffer a Disability (as defined in your Altiris Employment Agreement) within two (2) years following the Closing Date and you execute and do not revoke the Release, then you shall be entitled to the severance payments set forth in Sections 9(a)(i) and (ii), assuming your employment terminated on the Closing Date for purposes of calculating such severance payments (the “Altiris Cash Severance”) of your Altiris Employment Agreement that have not yet been received by you in accordance with Section 7(e) hereof.
     (c) If Symantec terminates your employment other than for Cause (as defined in your Altiris Employment Agreement excluding subsection (iv) of such defintion), you resign your employment with Symantec for Good Reason (as defined below), you terminate your employment for any reason, you die, or you suffer a Disability (as defined in your Altiris Employment Agreement) and you execute and do not revoke the Release, then provided that you timely elect to receive continuation coverage under the group health, medical and dental plans of Symantec under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Symantec shall pay COBRA premiums for you and your eligible dependents at the same level as each such benefit was in effect for you and your eligible dependents on the date immediately preceding the date of termination of your employment for the first eighteen (18) months of continuation coverage following the termination of your coverage from Symantec or until such earlier date on which (x) you are no longer eligible to receive continuation coverage pursuant to COBRA or (y) you obtain substantially similar coverage under another employer’s group insurance plan.
     (d) If Symantec terminates your employment other than for Cause (as defined below) or you resign your employment with Symantec for Good Reason (as defined below) within the two (2) years following the Closing Date, and you execute and do not revoke the Release, then (i) with respect to the Symantec Option granted pursuant to Section 3 and the Symantec RSUs granted pursuant to Section 4 (the “Symantec Awards”) 25% of the shares of Symantec common stock subject to such Symantec Awards shall vest on an accelerated basis as of such termination date (the “Symantec Equity Acceleration”) and (ii) the Retention Payment shall be paid within thirty (30) days of such termination (“Symantec Retention Payment Acceleration”).
     (e) Upon the Closing Date, provided you execute and do not revoke the Release, fifty percent (50%) of the total shares subject to the Altiris Awards shall vest and fifty percent (50%) of the Altiris Cash Severance shall be paid in a lump sum within ten (10) business days of the Closing Date. Six (6) months after the Closing Date, twenty-five percent (25%) of the total shares subject to the Altiris Awards shall vest and twenty-five percent (25%) of the Altiris Cash Severance shall be paid in a lump sum six (6) months after the Closing Date. Twelve (12) months after the Closing Date, all remaining unvested shares subject to the Altiris Awards shall vest and the final twenty-five percent (25%) of the Altiris Cash Severance shall be paid in a lump sum twelve (12) months after the Closing Date. On the close of a corporate transaction

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involving Symantec as set forth in Section 18.1 of the Symantec Plan; any Altiris Awards that are not assumed by the acquiror (or if applicable, its parent) shall vest immediately prior to and contingent on the close of such corporate transaction.
     (f) The Altiris Awards Acceleration, the Altiris Cash Severance and reimbursement of COBRA premiums (collectively, the “Altiris Severance”), the Symantec Equity Acceleration and the Symantec Retention Payment Acceleration will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination or any other severance payment or benefit from Symantec.
     (g) If you resign voluntarily (other than a resignation for Good Reason (as defined below), Symantec terminates your employment for Cause (as defined in this Agreement or in your Altiris Employment Agreement as the case may be), you shall not be entitled to receive the Altiris Severance, the Symantec Equity Acceleration or the Symantec Retention Payment Acceleration. Upon all terminations of your employment, you will be paid your salary through your date of termination and for the value of all unused paid time off earned through that date, based on your rate of base salary at that time. You would also be allowed to continue your medical coverage at your own expense to the extent provided for by COBRA and you would be allowed to exercise your vested options, if any, during the time period set forth in, and in accordance with, your governing stock option agreement(s). Symantec would have no obligation to pay you, and you would have no right to, any severance except as may be provided at such time under any of Symantec’s other employee benefit plans for which you were then eligible.
8. Definitions
     For purposes of this Agreement, the following definitions shall be in effect:
     (a) The “Altiris Agreements” means collectively any and all prior agreements and arrangements concerning employment and compensation between you and Altiris, including, but not limited to, the Altiris Employment Agreement and any equity (stock option, restricted stock or restricted stock unit) agreements, including any amendments or addendums thereto, that provide severance, acceleration or other benefits upon your termination of employment with Altiris or any successor company, or any retention benefits.
     (b) A termination for “Cause” will mean a termination for any of the following reasons: (i) your continued material failure to perform your duties to Symantec after there has been delivered to you a written demand for performance which describes the specific material deficiencies in your performance and the specific manner, and time period, in which your performance must be improved, all in accordance with any applicable Symantec performance management plan; (ii) your engaging in an act of willful misconduct that has had or will have a material adverse effect on the Symantec’s reputation or business; (iii) your being convicted of, or a plea of no contest to, a felony; (iv) your committing an act of fraud against, or willful misappropriation of property belonging to, Symantec; or (v) your material breach of this Agreement, the attached Non-Competition Agreement, the attached Confidentiality and Intellectual Property Agreement or any proprietary information and invention assignment agreement. Symantec will provide you with written notice of the reason for termination in the case of any termination for Cause.

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     (c) A termination for “Good Reason” will mean you resign your employment within thirty (30) days after (i) your relocation by Symantec without your express written consent to a facility or location more than fifty (50) miles from your then-current location in one or more steps; (ii) your then-current annual base salary is reduced by Symantec (other than an equivalent percentage reduction in annual base salaries that applies to your entire business unit as a result of the decreased performance of your business unit); (iii) your no longer being Group President of the Altiris Division or your longer reporting to the Chief Executive Officer of Symantec following the Closing Date, except where you are required to report to another senior executive officer of Symantec as part of a reorganization of Symantec where other Group Presidents also report to such senior executive officer; (iv) Symantec’s breach of a material term of this Agreement or (v) the failure of Symantec to obtain assumption of this Agreement by a successor to Symantec; provided, however, that in each case above, you must first give Symantec an opportunity to cure any of the foregoing within thirty (30) days following delivery to Symantec of a written explanation specifying the specific basis for your belief that you are entitled to terminate your employment for Good Reason .
9. Six-Month Hold Back
     To the extent (i) any payments to which you become entitled under this Agreement in connection with your termination of employment with Symantec constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a key employee under Section 416(i) of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations under Section 409A of the Code) with Symantec or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.
10. Section 280G
     In the event that the Altiris Severance provided for in this Agreement (i) constitutes “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Symantec shall pay to you promptly after such determination an additional amount (the “Make Whole Payment”) such that the net amount retained by you in connection with the Altiris Severance, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the full parachute payment amounts payable to you under this Agreement as originally determined prior to the deduction of the excise tax.
     For purposes of determining the amount of the Make-Whole Payment, you shall be deemed to have: (a) paid federal income taxes at the highest marginal rates of federal income

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taxation for the calendar year in which the Make-Whole Payment is to be made; (b) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Make-Whole Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and (c) otherwise allowable deductions for federal income tax purposes at least equal to those which would be disallowed because of the inclusion of the Make-Whole Payment in your adjusted gross income. If the Excise Tax incurred by you is determined by the Internal Revenue Service to be more or less than the amount determined by the Accountants (as defined in the next paragraph) pursuant to this Section 10, then Symantec and you agree to promptly make a payment to the other party, including interest and penalties if Symantec must pay you, as the Accountants reasonably determine is appropriate to ensure that the net economic effect you under this Section 10, on an after-tax basis, is as if the Section 4999 Excise Tax did not apply to you.
     Unless Symantec and you otherwise agree in writing, any determination required under this Section 10 shall be made in writing by Symantec’s independent public accountants (the “Accountants”). The determination of the Accountants shall be conclusive and binding upon Symantec and you for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Symantec and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. Symantec shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.
11. Assumption of Equity Awards and Limited Waiver of Altiris Severance, Acceleration and Retention Benefits
     On the Closing Date your outstanding options to purchase Altiris common stock (your “Altiris Options”) and Altiris restricted stock units (“Altiris RSUs”) will be assumed by Symantec and adjusted to reflect the terms of the Acquisition Agreement. Accordingly, following the Acquisition, your Altiris Options and your Altiris RSUs will continue to vest, subject to your continued employment with Symantec, upon the same terms and subject to the same conditions that were in effect immediately prior to the Acquisition (except as may be modified herein, including, without limitation Sections 7 and 11 hereof). On the Closing Date, all shares of common stock of the Altiris (the “Altiris Shares”) held by you will be converted into the right to receive the Cash Amount Per Share (as defined in the Acquisition Agreement) in accordance with the terms of the Acquisition Agreement, with such Cash Amount Per Share being subject to the same restrictions and vesting conditions as in effect immediately prior to the Closing Date (except as may be modified herein, including, without limitation Sections 7 and 11 hereof). Your unvested Altiris Shares that are currently subject to a right of repurchase by the Company (the “Repurchase Option”) shall convert into unvested cash equal to the Cash Amount Per Share, and such Repurchase Option shall be assigned to Symantec in the Acquisition and shall thereafter be exercisable by Symantec.
     You agree that acceptance of your new position with Symantec as set forth in this Agreement will not constitute termination other than for “Cause” or an event triggering your resignation for “Good Reason” (as both terms are defined in the Altiris Agreements) and,

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accordingly, that you will not be entitled to any of the benefits provided under such agreements upon acceptance of this Agreement and the position provided for herein.
12. Full-Time Employment / Conflicts of Interest
     You agree that during your employment with Symantec you will not engage in any other employment or business related activity unless you obtain prior written approval from your manager; except for those boards of directors previously disclosed to Symantec that you currently participate on as of the date hereof. You further agree that you have disclosed to Symantec all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest.
13. Documentation
     This Agreement, together with the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A, must be signed before you start work at Symantec. It requires that you hold in confidence any proprietary information received as an employee of Symantec and to assign to us any inventions that you make while employed by Symantec. It also requires that you comply with Symantec’s Business Conduct Guidelines. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and that the agreement that you will be asked to sign contains a representation by you that you have not brought nor will you use any such material at Symantec. Please also note that to comply with regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we require that you present documentation demonstrating that you have the authorization to work in the United States on your first working day. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me.
14. Non-Competition Agreement
      In addition, as a condition of your employment, and in consideration of the substantial payment you will receive upon Symantec’s purchase of your stock interest in Altiris, you agree to enter into the Non-Competition Agreement attached hereto as Exhibit B and shall return a signed copy of such agreement with this Agreement.
15. Miscellaneous
      Upon your acceptance of this Agreement, and satisfaction of the contingencies set forth herein, this Agreement shall supersede and replace (i) any and all prior verbal or written agreements and arrangements between you and Symantec concerning employment and compensation and (ii) any and all prior verbal or written agreements and arrangements between you and Altiris concerning employment and compensation, including, but not limited to, any Altiris Agreements (excluding any portion of the Altiris Agreements specifically referenced herein and any covenant not to solicit set forth in Section 10 of the Altiris Employment Agreement or any other non-solicitation or non-competition obligations of you set forth in any other agreement entered into prior to the Closing Date between you and Altiris).

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     The parties agree that any controversy or claim arising out of, or relating to, this Agreement, or the breach hereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with the AAA’s National Rules for the Resolution of Employment Disputes (the “Rules”). The arbitration proceedings will allow for discovery according to the Rules. All arbitration proceedings shall be conducted in Salt Lake City, Utah.
     In this letter your employer is referred to as Symantec, however, you may be employed by Symantec itself or one of its subsidiaries. Whether or not you are employed by Symantec or one of its subsidiaries, the reporting structure, salary, bonus, option and benefit terms discussed in this Agreement will apply. All amounts payable pursuant to this Agreement shall be subject to any required withholding of taxes and shall be paid without interest.
     This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     This Agreement will be construed and interpreted in accordance with the laws of the State of Utah. Each of the provisions of this Agreement is severable from the others, and if any provision hereof will be to any extent unenforceable, it and the other provisions will continue to be enforceable to the full extent allowable, as if such offending provision had not been part of this Agreement.
[SIGNATURE PAGE FOLLOWS]

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If you have any questions about this offer, please contact me. If you find this Agreement acceptable, please sign and date this Agreement, the attached Confidentiality and Intellectual Property Agreement and Non-Competition Agreement and return it to me. This offer, if not accepted, will expire immediately after the closing of the Acquisition.
Greg, I sincerely hope that you will accept this offer and join us in building the future here at Symantec.
Sincerely,
/s/ Rebecca Ranninger
Rebecca Ranninger
Executive Vice President, Human Resources
Symantec Corporation
By signing below I hereby accept the offer of employment set forth in this Agreement, including any attachments hereto, and acknowledge and agree that this Agreement replaces and supersedes the Altiris Agreements and any other written or oral agreement, promise or understanding regarding my employment with Altiris or Symantec, except as specifically set forth herein.

/s/ Gregory Butterfield	26 January 2007
Signature	Date

Gregory Butterfield

Exhibit A
CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT
This CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT (the “Agreement”), when signed below by me, an employee of Symantec Corporation (as further defined in Paragraph 13 below, “Symantec”), is my agreement with Symantec regarding, among other things, proprietary information, trade secrets, inventions, and works of authorship.
In consideration of my employment or continued employment with Symantec, I agree that:
1.	Both during and after the term of my employment with Symantec, I will hold in strict confidence and will not, without specific prior written authorization from a corporate officer of Symantec, use or disclose to anyone outside of Symantec (except as necessary to perform my duties as a Symantec employee), any Proprietary Information. “Proprietary Information” means and includes all non-public information of any nature (whether or not technical) that Symantec considers to be proprietary or confidential or that Symantec has a duty or obligation to treat as confidential, including (but not limited to) all research, notes, memoranda, products, services, suppliers, markets, processes, licenses, budgets or other business information, Inventions, marketing plans, product plans, business strategies, financial information, sales forecasts, personnel information, and customer lists, whether registrable or not.. “Inventions” means and includes ideas, inventions (whether or not patentable), discoveries, works of authorship, formulas, algorithms, designs, specifications, methods, processes, techniques, trade secrets, know-how, mechanical and electronic hardware, software languages, software programs (in any form including source code and object code), databases, user interfaces, documentation, formulas, technology, drawings, and improvements to or derivatives from any of the foregoing.

2.	I represent that the duties I am expected to perform for Symantec have been explained to me and that my performance of this Agreement and of my duties as a Symantec employee will not require me to breach any confidentiality, intellectual property, non-solicitation, non-compete, or other agreement with any former employer or any other party. I represent that I will not bring with me to Symantec, or use in the performance of my duties for Symantec, any documents, information, or materials of any former employer or any other person that are not generally available to the public free of charge without any limitations or conditions on how such documents, information, or materials may be used.

3.	During my employment with Symantec, I will not engage in any other employment, occupation, consultation, or other activity that relates to any actual or anticipated business, research, development, product, service or activity of Symantec, or that otherwise conflicts with my obligations to Symantec, without obtaining the specific written permission of both a corporate officer of Symantec and the General Counsel of Symantec. If such permission is given and a conflict later develops, I understand and agree that Symantec may require me to resign and refrain from such other employment, occupation, consultation, or other activity.

4.	I hereby assign to Symantec, and agree to assign to Symantec in the future (at Symantec’s request), my entire right, title, and interest (including all patent rights, copyrights, trade secret rights, and other applicable intellectual property rights) in all Inventions made or conceived by me (whether alone or jointly with others) during the period of my employment with Symantec, other than Inventions that qualify fully for protection under Section 2870 of the California Labor Code. All Inventions assigned or to be assigned to Symantec pursuant to this Paragraph 4 are referred to in this Agreement as “Company Inventions”. In connection with all Company Inventions:
a.	I will, both during and after my employment with Symantec, at Symantec’s request, promptly execute one or more specific irrevocable assignments of title to Symantec, and do whatever else is deemed necessary or advisable by Symantec, to secure, perfect, and maintain for Symantec patent rights, copyrights, trade secret rights, mask work rights, rights of priority, and other intellectual property rights, in the United States and in foreign countries, in any and all Company Inventions. If Symantec is unable for any reason, after reasonable effort, to secure my signature on any document needed for this purpose, I hereby designate and appoint Symantec and its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf to execute, verify, and file such document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed or done by me. I acknowledge and agree that this appointment is coupled with an interest and is irrevocable.

b.	I hereby irrevocably transfer and assign to Symantec any and all “Moral Rights” (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of Symantec. If I have any Moral Rights relating to Company Inventions that cannot, as a matter of law, be assigned or waived, I hereby grant Symantec an exclusive, worldwide, perpetual, irrevocable, transferable, fully-paid license under such Moral Rights to use and exploit such Company Inventions in every possible manner and to sublicense others to do the same. “Moral Rights” means any rights of paternity or integrity, any right to claim authorship of any invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to my honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

c.	I acknowledge that any Company Invention that constitutes an original work of authorship is a “work made for hire,” and that Symantec owns all copyrights for such work.
5.	I represent that I have been notified and understand that the provisions of Section 4 do not apply to any Invention that qualifies fully under Section 2870 of the California Labor Code, which states as follows:
“a.	Any provisions in an employment agreement which provide that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)	relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)	result from any work performed by the employee for the employer.
b.	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”
6.	I will disclose in writing to the General Counsel of Symantec any Invention that I believe I made or conceived (alone or jointly with others) during the six-month period immediately following termination of my employment with Symantec (whether or not such Invention is patentable or copyrightable or protectable as a trade secret or a mask work), promptly upon my conception, creation, reduction to practice, or otherwise becoming aware of such Invention, so that Symantec may independently determine whether such Invention was conceived or developed in the course of my employment with Symantec. I will also disclose to the General Counsel of Symantec any patent application filed by me or on my behalf during this six-month period, so that Symantec may independently determine whether such patent application pertains to an Invention that was conceived or developed in the course of my employment with Symantec. Any Invention disclosed to the General Counsel of Symantec pursuant to this paragraph will be held in confidence by Symantec, unless Symantec determines that such Invention is a Company Invention.

7.	I agree to make and maintain adequate and current written records, in a form specified by Symantec, of all Company Inventions. Upon the termination of my employment with Symantec, I will surrender to Symantec all records and all other tangible items and evidence relating to any Company Inventions and all other property belonging to Symantec, including (but not limited to) all documents and materials of any nature containing, embodying, or based upon any Proprietary Information or otherwise pertaining to my work with Symantec, and I agree that I will not take with me any written, electronic, or other copies of such documents or materials.

8.	I represent that I have attached as Exhibit A hereto a complete list of all Inventions, if any, patented or unpatented, that I made or conceived (alone or jointly with others) prior to my employment at Symantec and which are to be excluded from assignment to Symantec under this Agreement (“Prior Inventions”). If disclosure of any such Prior Inventions would cause me to violate any confidentiality obligation I have to a former employer or other third party, I understand that I am not to describe such Prior Invention in Exhibit A, but am only to disclose (to the extent I can do so without violating such confidentiality obligations) a cursory name for each such Prior Invention and, to the best of my knowledge, the owner of each such Prior Invention. I hereby certify that I have no continuing obligations with respect to assignment of such Prior Inventions to any former employer or other third party (or if I have any such continuing obligations, I have identified and described all such obligations in Exhibit A). I agree that I will not, during or after my employment with Symantec, use any Company Invention or Proprietary Information in making future improvements or modifications to these Prior Inventions, without the specific written approval of both a corporate officer of Symantec and the General Counsel of Symantec.

I agree that I will not incorporate any Prior Invention, or any other Invention owned by anyone other than Symantec, into any Company Invention or any Symantec product (including products under development), without the specific prior written approval of both a corporate officer of Symantec and the General Counsel of Symantec. If any Prior Invention is incorporated into any Company Invention or any Symantec product, I hereby grant to Symantec a worldwide, perpetual, irrevocable, transferable, fully-paid license under all of my applicable intellectual property rights, with the right to sublicense through multiple tiers, to make, have made, use, offer to sell, sell, import, export, modify, reproduce, prepare derivative works of, perform, display, distribute, and otherwise exploit in every possible manner any Company Inventions and/or Symantec products that contain all or any portion of such Prior Invention. I further understand and agree that all improvements, whether or not patentable, to any Prior Invention that are made or conceived by me (alone or jointly with others) during my employment with Symantec are assigned (or to be assigned) to Symantec to the extent that such improvements are covered by the provisions of Paragraph 4 of this Agreement.

9.	During my employment with Symantec, if I believe that I have made or conceived of any Invention that qualified fully for protection under Section 2870 of the California Labor Code:
a.	I shall provide, in writing, a brief description and title of the new Invention to the General Counsel of Symantec. This description is hereinafter called the “New Invention Notice”.

b.	A review period shall be provided for a new invention. The review period shall start on the business day following the receipt of a New Invention Notice by the General Counsel. This period is hereinafter called the “New Invention Review Period” and shall continue for forty-five (45) business days. By the end of the New Invention Review Period, Symantec shall inform you whether it believes the new Invention qualifies as an Invention under Section 2870 of the California Labor Code or if such Invention is believed by Symantec to have been conceived or developed in the course of your employment with Symantec. If Symantec determines that the new Invention qualifies under Section 2870 of the California Labor Code, Symantec will expressly confirm that Symantec does not have a legal interest in the new Invention in its written communication to you. I agree to negotiate in good faith with Symantec to resolve any disputes regarding Symantec’s determination concerning any New Invention Notice I submit.

c.	During the New Invention Review Period, Symantec may ask questions, in writing, with regard to the new Invention. I agree to respond, in writing, to all such questions. In addition, I agree that any delays introduced by my response shall be added to the length of the New Invention Review Period.

d.	If I do not submit a New Invention Notice promptly after I make or conceive of a new Invention, I acknowledge and agree that it will be conclusively and irrebutably presumed that such new Invention does not qualify for protection under Section 2870 of the California Labor Code, and I agree not to challenge this presumption, directly or indirectly, in any legal action or proceeding.
10.	I understand that Symantec, from time to time, may have agreements with other persons, companies or with the United States Government or agencies thereof which impose obligations or restrictions on Symantec regarding Proprietary Information or Inventions created, made, or conceived during the course of work under such agreements or regarding the confidential nature of such work. I agree to abide and be bound by all such obligations and any applicable United States laws or regulations.
11.	I hereby authorize Symantec to notify others, including but not limited to customers of Symantec and my future employers, of the terms of this Agreement and my responsibilities hereunder.

12.	In the event of any violation of this Agreement by me, and in addition to any relief or remedies to which Symantec is entitled, Symantec shall have (in addition to all other rights and remedies Symantec may have) the right to an immediate injunction and the right to recover the reasonable attorney’s fees and court costs expended in connection with any legal action or proceeding to enforce this Agreement. The meaning, effect, and validity of this Agreement shall be governed by the laws of the State of California without regard to the conflict of laws provisions thereof. If any provision of this Agreement is held to be unenforceable under applicable California law, the balance of the Agreement shall remain enforceable in accordance with its terms and I agree to work with Symantec to effectuate the provisions held unenforceable to the fullest extent permissible under the law. If any provision is held to be unenforceable because it is excessive in duration or scope, such provision shall be deemed and construed to be modified so that it is enforceable to the maximum extent allowed under applicable law. No waiver of any right or remedy under or relating to this Agreement shall be binding on Symantec unless in writing and signed by an authorized officer of Symantec.

13.	“Symantec” as used in this Agreement includes any and all present or future subsidiaries and affiliated companies of Symantec Corporation, and this Agreement shall inure to the benefit of any successors in interest or of any assignees of Symantec.

14.	During the term of my employment and for one (1) year thereafter, I will not directly or indirectly solicit, induce, encourage, or attempt to solicit, induce, or encourage any employee or contractor of Symantec to leave Symantec for any reason. However, this obligation shall not affect any responsibility I may have as an employee of Symantec with respect to the bona fide hiring and firing of Symantec personnel.

15.	I understand that this Agreement does not constitute a contract of employment or obligate Symantec to employ me for any stated period of time. I understand that my employment with Symantec is at will and may be terminated by Symantec at any time, with or without cause and with or without advance notice. I further understand and agree that this Agreement will survive the termination of my employment with Symantec and remain in effect thereafter in accordance with its terms.
[SIGNATURE PAGE FOLLOWS]

16.	I acknowledge receipt of a copy of this Agreement and agree that with respect to the subject matter hereof, it and my Employment Agreement with Symantec of even date herewith are my entire agreement with Symantec, superseding any previous oral or written communications, representations, undertaking, or agreements with Symantec or any official or representative thereof. This Agreement may not be modified or changed except in a writing signed by me and an officer of Symantec.
IN WITNESS WHEREOF, the parties have entered into this Agreement on this 26th day of January 2007.

Employee Signature:	/s/ Gregory Butterfield

Employee Name (Print):	Gregory Butterfield
SYMANTEC CORPORATION

BY:	/s/ Rebecca Ranninger

TITLE:	EVP, Human Resources
[SIGNATURE PAGE TO CONFIDENTIALITY AND INTELLECTUAL PROPERTY
AGREEMENT]

Lebisky

EXHIBIT A (To Confidentiality and Intellectual Property Agreement)
(As referenced in Paragraph 8)
DESCRIPTION OF PRIOR INVENTIONS
(If “None”, Please So State)

Description of Prior Invention	Date of Conception or Creation	Owner
(use additional sheet if necessary; if Invention is the subject of a patent or patent application, include patent number or title of patent application and filing date)

Continuing obligations to former employers or third parties regarding assignment of Inventions (if any):

Employee Signature:	/s/ Gregory Butterfield

Employee Name (Print):	Gregory Butterfield
Date:

Exhibit B
Non-Competition Agreement
     This Non-Competition Agreement (this “Agreement”), dated January 26, 2007, is made by and between Gregory Butterfield (the “Securityholder”) and Symantec Corporation, a Delaware corporation (“Acquiror”). For purposes of this Agreement, “Acquiror” shall be deemed to include Acquiror and its wholly and majority-owned direct and indirect subsidiaries that operate the Restricted Business (as defined below) of the Company.
Background
     Acquiror, Atlas Merger Corp. and Altiris, Inc., a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated on or about January 26, 2007 (the “Merger Agreement”) by and between Acquiror and the Company, whereby the Company will merge with and into a wholly owned subsidiary of Acquiror (the “Merger”), with the Company to survive the Merger. Securityholder understands and agrees that he is a substantial securityholder of the Company and a key and significant member of either the management and/or the technical workforce of the Company and that he will receive substantial consideration as a result of Acquiror’s purchase of Securityholder’s stock interest in the Company. Securityholder is willing to enter into this Agreement as a condition of the closing of the Merger and to protect Acquiror’s legitimate interests as a buyer of the stock and goodwill of the Company. Securityholder understands and acknowledges that the execution and delivery of this Agreement by Securityholder is a material inducement to the willingness of Acquiror to enter into the Merger Agreement, and a material condition to Acquiror consummating the transactions contemplated by the Merger Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.
     Acquiror and Securityholder both agree that, prior to the Merger, the Company’s business included the design, development, manufacture, production, marketing and sales of products and services related to the Restricted Business (as defined below) throughout the United States and parts of the world in which the Company conducts the Restricted Business (the “Restrictive Territory”). Acquiror represents and Securityholder understands that, following the Merger, Acquiror will continue conducting the Company’s business in the Restrictive Territory.
     Now, Therefore, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Securityholder, intending to be legally bound, agrees as follows:
     1. Agreement Not to Compete. During the Restrictive Period (as defined below), Securityholder agrees that he will not:
     (a) participate, for himself or on behalf of any other Person, in any business that competes with the Restricted Business in the Restrictive Territory. As used in the previous sentence, “participate” includes but is not limited to permitting Securityholder’s name directly or indirectly to be used by or to become associated with any other Person (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) in connection with such Restricted Business, but shall not include participating in an investment firm so long as Securityholder (i) provides advance notice to Acquiror, (ii) does not actively participate in any operating entity that competes with the Restricted Business in the Restricted Territory and (iii) the investment firm provides Acquiror with written acknowledgment of Securityholder’s noncompete obligations and agrees in writing to exclude Securityholder from participation in business and investments with respect to any Restricted Business;
     (b) interfere, directly or indirectly, with the relationship between the Company or Acquiror and its employees by inducing any such employee to terminate his or her employment;
     (c) solicit for employment, directly or indirectly, on behalf of Securityholder or any other Person, any person who is at the time in question, or at any time in the then-past three-month period has been, an employee of the Company or Acquiror; provided that as part of this restriction, Securityholder shall not interview or provide any input to any third party regarding any such person during the period in question; provided, further, that this obligation shall not affect any responsibility Securityholder may have as an employee of Acquiror with respect to bona fide hiring and firing of Company personnel; or
     (d) induce or assist any other Person to engage in any of the activities described in subparagraphs (a) through (c).
     “Restricted Business” means (1) any business engaged in by the Company during Securityholder’s employment, (2) any other business as to which the Company has made demonstrable preparation to engage in during Securityholder’s employment and (i) in which preparation Securityholder materially participated or (ii) concerning which preparation Securityholder had actual knowledge of material confidential information regarding such business that remains material confidential information at the time of Securityholder’s termination of employment from Acquiror or the Company or (3) any business engaged in by the Acquiror, or in which the Acquiror or any of its affiliates has made demonstrable preparation to engage in during Securityholder’s employment, in either case in which Securityholder had actual knowledge of material confidential information regarding such business that remains material confidential information at the time of Securityholder’s termination of employment from Acquiror or the Company and would be valuable for competition.
     ”Person” means a natural person, corporation, partnership, or other legal entity, or a joint venture of two or more of the foregoing.
     Notwithstanding the foregoing, Securityholder may own, directly or indirectly, solely as an investment, up to two percent (2%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Restricted Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

     For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date (as defined in the Merger Agreement) of the Merger and shall continue until the two (2) year anniversary of the Closing Date.
     2. Acknowledgment. Securityholder hereby acknowledges and agrees that:
(a)	this Agreement is necessary for the protection of the legitimate business interests of Acquiror in acquiring the Company;

(b)	the execution and delivery of this Agreement is a mandatory condition precedent to the closing of the Merger, without which Acquiror would not close the transactions contemplated by the Merger Agreement;

(c)	the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;

(d)	Securityholder has no intention of competing with the Restricted Business acquired by Acquiror within the area and the time limits set forth in this Agreement; and

(e)	breach of this Agreement will be such that Acquiror will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Acquiror.
     3. Remedy. Securityholder acknowledges and agrees that (a) the rights of Acquiror under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Acquiror if Securityholder fails to or refuses to perform Securityholder’s obligations under this Agreement and (b) Acquiror may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Acquiror’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquiror may elect; provided however, that Securityholder may work for a division, entity, or subgroup of any of such companies that engages in the Restricted Business so long as such division, entity, or subgroup does not engage in the Restricted Business. Securityholder represents and warrants that Securityholder’s expertise and capabilities are such that Securityholder’s obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent Securityholder from earning a livelihood.
     4. Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Acquiror and Securityholder intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.
     5. Amendment. This Agreement may not be amended except by an instrument in writing signed by Acquiror’s duly authorized representative, or his or her designee, and Securityholder.
     6. Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.
     7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8. Governing Law. This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of Utah without regard to conflicts of law principles of any jurisdiction.
     9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement except that it does not in any way supersede (a) any covenant not to solicit set forth in Section 10 of the Altiris Employment Agreement or any other non-solicitation or non-competition obligations of Securityholder set forth in any other agreement entered into prior to the Closing Date between Securityholder and the Company or (b) the Merger Agreement or any other agreement executed in connection with the Merger Agreement, including the Securityholder’s employment agreement with Acquiror, if any).
     [SIGNATURE PAGE FOLLOWS]

     In Witness Whereof, Acquiror and Securityholder have executed this Agreement on the day and year first above written.

Securityholder

/s/ Gregory Butterfield
Print Name:	Gregory Butterfield

Symantec Corporation

By:	/s/ Rebecca Ranninger
Name:	Rebecca Ranninger
Title:	Executive Vice President, Human Resources
[SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]